Exhibit 99.1

AssetMark Closes on the Acquisition of OBS Financial

CONCORD, Calif., March 2, 2020 (GLOBE NEWSWIRE) -- AssetMark Financial Holdings, Inc., announced the completion of its acquisition of OBS Financial, a $2 billion-plus turnkey asset management platform and a subsidiary of Canandaigua National Corporation. By completing the transaction, AssetMark will acquire new relationships with OBS’ 300+ financial advisors and 21 banks that serve 6,500 investors.

“We are excited to welcome OBS advisors and bank clients to AssetMark” said Charles Goldman, President and CEO of AssetMark. “Through this transaction we will bring AssetMark’s compelling technology, curated investments, and world-class service to OBS’ clients. The transaction also provides AssetMark with the opportunity to serve bank trust advisors which is an important element of our growth strategy.”

Over the coming months, AssetMark and OBS will work together to integrate advisors, bank trust officers, and clients, where appropriate, into AssetMark’s systems and infrastructure. AssetMark’s platform integrates streamlined processes with robust planning and analytics tools in a technology experience that helps advisors scale and share insights with clients. It also combines personalized service and investment management solutions that include well‐known and custom high‐net-worth solutions.

With over 20 years of experience, AssetMark has a long history of helping advisors succeed; and offers dedicated thought leadership and practice management tools and resources to help advisors realize untapped opportunities and equip them for success. Through AssetMark’s Advisor Benefits Program, advisors receive one‐on‐one business consulting support, specialized services, and invitations to exclusive meetings and events. Plus, AssetMark’s service teams are segmented to provide the highest levels of service and support in the industry, including expert hands‐on guidance, operational support, and overall efficiency.

ECHELON Partners served as the exclusive financial advisor to OBS and Canandaigua in this transaction.

About AssetMark Financial Holdings, Inc.

AssetMark Financial Holdings, Inc. (NYSE: AMK) is a leading provider of extensive wealth management and technology solutions that power independent financial advisors and their clients. AssetMark, Inc., an investment adviser registered with the U.S. Securities and Exchange Commission, operates a platform that comprises fully integrated technology, personalized and scalable service, and curated investment solutions designed to make a difference in the lives of advisers and their clients. AssetMark has $61.6 billion in platform assets as of December 31, 2019 and a history of innovation spanning more than 20 years.

About OBS Financial

OBS is an investment advisor registered with the U.S. Securities and Exchange Commission. They provide investment and operations outsourcing services to financial institutions and advisors around the country. Their clients include bank trust departments, retail broker-dealer advisors, independent financial advisors, and retirement plan professionals. OBS offers an array of fee-based portfolios and platforms intended to help advisors, trust offices and their clients.

About Canandaigua National Corporation

Canandaigua National Corporation and its subsidiaries provide a full range of financial services, including commercial and personal banking, mortgage, trust, estate, investment, and insurance services to individuals, businesses, corporations, and municipalities.

Contacts

Investors:
Taylor J. Hamilton, CFA
Head of Investor Relations
investorrelations@assetmark.com

Media:
Lexy Siegel
Group Gordon
lsiegel@groupgordon.com

SOURCE: AssetMark Financial Holdings, Inc.